UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 14, 2011
BroadSoft, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34777 (Commission File Number)	52-2130962 (I.R.S. Employer Identification No.)
9737 Washingtonian Boulevard, Suite 350
Gaithersburg, Maryland 20878
(Address of principal executive offices)
(301) 977-9440
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 14, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BroadSoft, Inc. (“BroadSoft”) approved compensation arrangements for our executive officers for the year ending December 31, 2011. Compensation for our executive officers consists of three elements: (a) base salaries; (b) cash bonus awards in accordance with an incentive compensation plan that was adopted by the Compensation Committee on February 14, 2011; and (c) long-term equity incentives in the form of equity grants under our Amended and Restated 2009 Equity Incentive Plan.
Base Salaries
          Effective as of January 1, 2011, base salaries of our executive officers were set as follows:

Name:	Base Salary Effective as of January 1, 2011

Michael Tessler, President and Chief Executive Officer	$320,000
Scott D. Hoffpauir, Chief Technology Officer	$275,000
James A. Tholen, Chief Financial Officer	$295,000
Target Annual Cash Bonus Awards
          In accordance with the terms of the 2011 executive annual bonus plan as approved by the Compensation Committee, the target annual cash bonus awards for our executive officers for the year ending December 31, 2011 were set as follows:

Name:	Total Annual Target Bonus

Michael Tessler	$320,000
Scott D. Hoffpauir	$140,000
James A. Tholen	$150,000
The Compensation Committee approved the following terms for the 2011 executive annual bonus plan. The two performance measure components of the annual bonus plan are described in more detail below:
          Revenue Target
          Except as described below, BroadSoft’s total revenue performance represents a 70% weighting of each executive officer’s annual target bonus amount. The attainment of revenues against a specified target will determine a payout percentage to be multiplied against the 70% weighting for the revenue component.
•	In the event that our revenue for the year equals 100% of our revenue target, the payout percentage will be 100%.

•	In the event that our revenue for the year is approximately 96.7% of our revenue target, the payout percentage will be 80%.

•	In the event that our revenue for the year is between approximately 96.7% and 100% of our revenue target, the payment percentage will be adjusted linearly between 80% and 100%.

•	In the event that our revenue for the year is less than approximately 96.7% of our revenue target, the payout percentage will be 0%.

•	In the event that our revenue for the year exceeds 100% of our revenue target, 5% of such revenue greater than such target revenue would be paid in bonuses to the executive team including the three executive officers, with the actual bonus per executive team member determined by the Compensation Committee.
          Non-GAAP EPS Target
          Except as described below, BroadSoft’s non-GAAP EPS performance represents a 30% weighting of each executive officer’s annual target bonus amount. We define non-GAAP net income as net income plus stock-based compensation expense and amortization expense related to acquired intangible assets. We define non-GAAP EPS as non-GAAP net income divided by the weighted average fully diluted shares outstanding The attainment of non-GAAP EPS against a specified target will determine a payout percentage to be multiplied against the 30% weighting for the non-GAAP EPS component.
•	In the event that our non-GAAP EPS for the year equals 100% of our non-GAAP EPS target, the payout percentage will be 100%.

•	In the event that our non-GAAP EPS for the year is approximately 81.6% of our non-GAAP EPS target, the payout percentage will be 80%.

•	In the event that our non-GAAP EPS for the year is between approximately 81.6% and 100% of our non-GAAP EPS target, the payment percentage will be adjusted linearly between 80% and 100%.

•	In the event that our non-GAAP EPS for the year is less than approximately 81.6% of our non-GAAP EPS, the payout percentage will be 0%.
Notwithstanding the foregoing, for Mr. Tessler, $50,000 of his total annual bonus target will be determined exclusively as a percentage of 2011 revenue, such that this amount would be fully earned if we achieve 2011 revenue equal to or above approximately 97.6% of our revenue target.
          In addition to the foregoing, if we achieve approximately 106.6% of our revenue target for the year, the Compensation Committee shall grant each of our executive officers restricted shares, which shares shall be fully vested as of the date of grant, equal to (a) for Mr. Tessler that number of shares of Company Common Stock equal to the number obtained by dividing $270,000 by the average of the closing sale price of the Company’s Common Stock on each of the last 30 business days of 2011, (b) for Mr. Hoffpauir that number of shares of Company Common Stock equal to the number obtained by dividing $140,000 by the average of the closing sale price of the Company’s Common Stock on each of the last 30 business days of 2011; and (c) for Mr. Tholen that number of shares of Company Common Stock equal to the number obtained by dividing $150,000 by the average of the closing sale price of the Company’s Common Stock on each of the last 30 business days of 2011.
Equity Compensation
          The equity compensation awarded to our executive officers on February 14, 2011 consists of the following:

Name:	Shares Subject to Restricted Stock Units
(Time-Based)

Michael Tessler	32,000
Scott D. Hoffpauir	14,000
James A. Tholen	14,000
As noted above, each executive officer was awarded a restricted stock unit (“RSU”) on February 14, 2011. These RSUs have a term of ten years and are settled in shares of BroadSoft common stock. Subject to acceleration under certain circumstances, the RSUs vest (a) 25% on February 14, 2012 (rounded down to the nearest whole share) and (b) 6.25% of the total number of shares (rounded down to the nearest whole share) on each quarterly anniversary thereafter.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSOFT, INC.
Date: February 18, 2011	By:	/s/ Mary Ellen Seravalli
		Name:	Mary Ellen Seravalli
		Title:	Vice President and General Counsel